Exhibit 10.2

Form RSU Award Certificate

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by CommScope Holding Company, Inc. (the “Company”) of

                     restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in the Plan or Section 1 of the Terms and Conditions, the Units shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on the applicable vesting date.

Continuous Service after Grant Date	Percent of Units Vesting

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:
Its:

Grant Date:

TERMS AND CONDITIONS

1. Vesting of Units. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, provided Grantee is then still providing Continuous Service to the Company;

(b)	as to all of the Units, on the termination of Grantee’s Continuous Service due to death or Disability;

(c)	as to all of the Units, on the occurrence of a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d)	as to all of the Units, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Grantee’s employment by the Company without Cause or Grantee’s resignation for Good Reason within two years after the effective date of the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b), (c) or (d) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Conversion to Stock. The Units that vest upon a Vesting Date will be converted to shares of Stock. The shares of Stock will be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Vesting Date.

3. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the applicable Vesting Date.

4. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a stockholder of the Company.

5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

6. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

8. Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

9. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares of Stock hereunder, Grantee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Grantee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

15. Sell to Cover Policy. By accepting the Units, (i) Grantee agrees that he or she shall be subject to, and consents to the application of, any policy adopted by the Company that requires Grantee to sell Shares to satisfy his or her federal, state, and local tax withholding obligations (including Grantee’s FICA obligation) that arise with respect to this Award (a “sell to cover” policy), and (ii) in connection with any such “sell to cover” policy, Grantee hereby authorizes the plan administrator or other entity designated by the Company in its sole discretion to sell a number of Shares issued in connection with the vesting of the Units, which the Company determines, in its sole discretion, is sufficient to generate an amount to satisfy such tax withholding obligations, and to pay such amounts to the Company.